The Bond Fund of America, Inc.
333 South Hope Street
Los Angeles, California 90071-1406
Phone (213) 486 9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$867,764
Class B	$61,634
Class C	$55,743
Class F	$33,288
Total	$1,018,429
Class 529-A	$11,711
Class 529-B	$2,278
Class 529-C	$4,413
Class 529-E	$618
Class 529-F	$295
Class R-1	$629
Class R-2	$13,142
Class R-3	$14,060
Class R-4	$7,048
Class R-5	$8,521
Total	$62,715

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6870
Class B	$0.5877
Class C	$0.5790
Class F	$0.6850
Class 529-A	$0.6794
Class 529-B	$0.5655
Class 529-C	$0.5671
Class 529-E	$0.6369
Class 529-F	$0.6926
Class R-1	$0.5772
Class R-2	$0.5813
Class R-3	$0.6327
Class R-4	$0.6830
Class R-5	$0.7241

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,341,270
Class B	107,013
Class C	108,054
Class F	60,691
Total	1,617,028
Class 529-A	20,671
Class 529-B	4,376
Class 529-C	9,133
Class 529-E	1,160
Class 529-F	553
Class R-1	1,333
Class R-2	26,590
Class R-3	27,331
Class R-4	13,724
Class R-5	15,436
Total	120,307

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.22
Class B	$13.22
Class C	$13.22
Class F	$13.22
Class 529-A	$13.22
Class 529-B	$13.22
Class 529-C	$13.22
Class 529-E	$13.22
Class 529-F	$13.22
Class R-1	$13.22
Class R-2	$13.22
Class R-3	$13.22
Class R-4	$13.22
Class R-5	$13.22